EXHIBIT 10.7

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 1st day of July, 2003 by and between IMPAC Mortgage Holding, Inc., a Maryland corporation (the “Purchaser”), Joseph R. Tomkinson, Johnson Revocable Living Trust and William S. Ashmore (collectively referred to as “Sellers”).

WHEREAS, the Sellers jointly own all of the outstanding common stock in IMPAC Funding Corporation, a California Corporation ( the “Company” ):

WHEREAS, the Purchaser owns all of the outstanding Preferred stock in the Company:

WHEREAS, the Sellers desire to sell, and the Purchaser desires to acquire, all of the outstanding common stock of the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IT IS AGREED between the parties as follows:

1. Purchase and Sale of Shares.

(a) On the terms and subject to the conditions contained herein, the Purchaser hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell to the Purchaser, for an aggregate purchase price of Seven Hundred and Fifty Thousand Dollars ($750,000) (the “Purchase Amount”), 2, 10,000 shares (the “Shares”) of common stock of the Company, constituting all of the outstanding common stock of the Company. The closing of the purchase of the Common Stock Shares hereunder (the “Closing”), shall occur at the offices of the Company no later than July 10, 2003 and shall be concurrent with the execution of this Agreement and upon the satisfaction or waiver of the conditions contained in Section 4 herein.

2. Sellers Representations and Warranties. The Company represents and warrants to the Purchaser the following:

(a) As of July 1, 2003 the outstanding capital stock of the Company consisted of 10,000 shares of Common Stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable grants of stock.

(b) The issuance, sale and delivery of the Shares in accordance with this Agreement have been duly approved, consented to and authorized by all Sellers. The Shares, when issued, sold and delivered against payment therefore in accordance with this Agreement, will be, free and clear of all liens, liabilities, claims, demands and other encumbrances.

(c) The execution of, and consummation of the transactions contemplated by, this Agreement and compliance with its provisions by the Sellers will not violate, conflict with or result in any breach of any of the terms, conditions or provisions of any contract or other agreement to which each Seller is a party.

(d) All outstanding shares of Company are owned as follows:

Joseph R. Tomkinson:	3,333 shares

Johnson Revocable Living Trust:	3,333 shares

William S. Ashmore:	3,334 shares

3. Purchaser Representations and Warranties. The Purchaser hereby represents and warrants to the Company the following:

(a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform its obligations set forth in this Agreement and to carry out the transactions contemplated hereby. The Purchaser has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

(b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action by the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to (i) the effect of any bankruptcy or similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law. The execution of, and consummation of the transactions contemplated by, this Agreement and compliance with its provisions by the Purchaser will not violate, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, (i) its Articles of Incorporation or Bylaws (each as amended to the date hereof), (ii) any material indenture, lease, agreement or other instrument to which the Purchaser is a party or by which it or any of its material properties is bound, or (iii) any decree, judgment, order, statute, rule or regulation applicable to the Purchaser, which in the case of clause (ii) or (iii) would have a material adverse effect on (x) the business, condition (financial or otherwise), results of operations, assets, liabilities or properties of the Purchaser and its subsidiaries taken as a whole or (y) on the timely consummation of the transactions contemplated hereby (a “Purchaser Material Adverse Effect”). No consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, (i) any Governmental Authority or (ii) any other person is required for the execution, delivery and performance by the Purchaser of this Agreement, except where the failure to obtain or make any such consent, approval, authorization or order of, or filing, registration, qualification, license or permit would not reasonably be expected to result in a Purchaser Material Adverse Effect.

(c) Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in this Agreement. Purchaser hereby represents and warrants as follows:

(1)	Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Purchaser might propose.

(2)	Purchaser is acquiring the Shares for Purchaser’s own account for investment only, and not with a view towards their distribution.

(3)	Purchaser represents that by reason of its, or of its management’s business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Purchaser is aware of no publication or any advertisements in connection with the transaction contemplated in this Agreement.

(4)	Purchaser acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things; the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations.

(5)	Purchaser acknowledges and agrees that Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

4. Conditions to Closing.

(a) The obligation of each party to this Agreement to consummate the purchase and sale of the Shares at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(i) Delivery of the original Share Certificate or an Affidavit of Lost Share Certificate as follows:

Certificate Number 6, 833 shares and Certificate Number 3, 2500 shares Joseph R. Tomkinson

Certificate Number 7, 833 shares and Certificate Number 4, 2501 shares William S. Ashmore

Certificate Number 9, 3,333 shares Johnson Revocable Living Trust

Endorsed to the benefit of the Purchaser.

(ii) Payment of Seven Hundred Fifty Thousand Dollars to the Sellers, divided equally or at the sole option of any individual Seller, a number of shares of stock of the Purchaser equivalent to that Sellers interest, at the closing price of Purchaser’s share of stock as traded on the New York Stock Exchange, on July 1, 2003. If Sellers elect not to take shares of stock of the Purchaser, the Seven Hundred Fifty Thousand Dollars shall be paid within ten days of the closing. Each Seller shall provide written notice to the Purchaser of their intent to receive the cash or the stock (or a portion thereof) in the Purchaser .

5. Miscellaneous.

(a) Notices. All notices and other communications required or permitted under either of the Transaction Documents shall be in writing and shall be (i) mailed by registered or certified mail, postage prepaid, return receipt requested, (ii) sent by facsimile or telecopier, with written receipt of confirmation, (iii) sent by email, confirmed by facsimile or telecopier, with written receipt of confirmation or (iv) otherwise delivered by hand or by messenger or a nationally recognized overnight courier, addressed or telecopied as follows:

If to the Purchaser:

IMPAC Mortgage Holding, Inc.

1401 Dove Street

Newport Beach, CA 92660

Attn: Ronald Morrison, Esq.

If to the Sellers:

Joseph R. Tomkinson

William S. Ashmore

Richard J. Johnson

1401 Dove Street

Newport Beach, CA 92660

A copy of any notice or communication sent by email must also be sent within two (2) business days thereafter by registered or certified mail, postage prepaid, return receipt requested, or delivered personally to the person to whom such notice or communication is being given at its address set forth above. If notice is provided by mail, notice shall be deemed to have been given five (5) business days after proper deposit with the United States mail. If notice is provided by a nationally recognized overnight courier, notice shall be deemed to have been given two (2) business days after deposit with such courier. If notice is provided personally, such notice shall be deemed to have been given immediately upon personal delivery thereof to the party at the address provided above. If notice is provided by telecopier, notice shall be deemed to have been given upon confirmation by the telecopier machine of the receipt of such notice at the telecopier number provided above. If notice is provided by email, notice shall be deemed to have been given upon confirmation by the sender’s email program of the receipt of such notice at the email address provided above. A party hereto may change the addresses to which its notices are to be directed by written notice complying with the terms of this Section 8(a).

(b) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereby agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, irrevocably submit to the exclusive jurisdiction and venue of, the appropriate state or federal court located in the Orange County, California.

(c) Further Actions. Subject to the terms and conditions contained in this Agreement, the parties hereto agree to cooperate and take all such further actions and execute any additional instruments as may reasonably be necessary to carry out, consummate and give effect to the transactions contemplated by this Agreement.

(d) Fees and Expenses. Each party hereto shall bear its own out-of-pocket costs and expenses incident to the preparation, negotiation and execution of this Agreement and the other Transaction Documents.

(e) Entire Agreement. This Agreement and the other Transaction Documents (including the Exhibits hereto) constitute the entire agreement between the parties with respect to the subject matter hereof or thereof and supersede and merge all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(f) Specific Performance. Each of the parties acknowledges and agrees that the other party hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other party hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court in accordance with Section 5(b) hereof, in addition to any other remedy to which they may be entitled at law or in equity.

(g) Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(h) Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(i) Parties In Interest. The Transaction Documents shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j) Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original for all purposes, but all of which shall constitute but one and the same instrument.

(k) Headings. The Section headings contained herein are for the purposes of convenience of reference only and are not intended to define or limit the contents of said Sections.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Purchaser: IMPAC MORTGAGE HOLDING, INC.

By:	/s/ RONALD MORRISON
Ronald Morrison, Secretary and Executive Vice President

Sellers:

/s/ JOSEPH R. TOMKINSON
Joseph R. Tomkinson

/s/ WILLIAM S. ASHMORE
William S. Ashmore

/s/ RICHARD J. JOHNSON
Richard J. Johnson, Trustee of the Johnson Revocable Living Trust